EXHIBIT 99


                                                       DT Industries, Inc.
                                                       1949 E. Sunshine
                                                       Suite 2-300
                                                       Springfield, MO 65804
                                                       NASDAQ:  DTII

FOR FURTHER INFORMATION:

At the Company:                       At The Financial Relations Board:
Bruce P. Erdel                        Karl Plath                 Bill Schmidle
Vice President, Finance               General Information        Analyst Contact
417/890-0102                          312/640-6738               312/640-6753



                   DT INDUSTRIES ACQUIRES SCHEU & KNISS, INC.

Springfield, Mo., August 21, 1998--DT Industries, Inc. (Nasdaq: DTII) today announced it has purchased substantially all of the assets and assumed certain liabilities of Scheu & Kniss, Inc., for a cash purchase of $9.6 million and a promissory note of $625,000.

Scheu & Kniss, headquartered in Louisville, Kentucky, is a leading manufacturer of quality tablet press replacement parts and rebuild services serving primarily the pharmaceutical, nutritional, battery and confectionery industries. Annualized sales approximate $7.5 million.

Stephen J. Gore, president and chief executive officer of DTI, said, "Scheu & Kniss is a complementary acquisition to our Packaging Machinery Group. We have identified synergies with out existing business and plan to capitalize on those opportunities. We are committed to the experienced staff and management of the Louisville plant and look forward to growing the business at that facility."

DT Industries, Inc. is a leading designer, manufacturer and integrator of automated production equipment used to assemble, test or package industrial and consumer products. The company also produces precision metal components, tools and dies for a broad range of industrial applications.


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